EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Jon Diat (Media): +1 212-770-3505; jon.diat@aig.com
175 Water Street	Liz Werner (Investors): +1 212-770-7074; elizabeth.werner@aig.com
New York, NY 10038
www.aig.com

PETER D. HANCOCK ASSUMES ROLE AS AIG PRESIDENT AND CHIEF EXECUTIVE OFFICER

NEW YORK, September 1, 2014 – American International Group, Inc. (NYSE: AIG) today announced that, in accordance with the company’s succession plan, previously disclosed on June 10, 2014, Peter D. Hancock has assumed the role of President and Chief Executive Officer of AIG, and has joined AIG’s Board of Directors. Mr. Hancock succeeds Robert H. Benmosche, who retired and now serves as an advisor to AIG.

Mr. Hancock, 56, joined AIG in 2010 and was named Chief Executive Officer of AIG Property Casualty in March 2011, when the division was reorganized into two major global groups: Commercial and Consumer. He had previously served as Executive Vice President, Finance, Risk, and Investments, AIG. Mr. Hancock has spent his entire career in financial services, including 20 years at J.P. Morgan, where he established the Global Derivatives Group, ran the Global Fixed Income business and Global Credit portfolio, and served as the firm’s Chief Financial Officer and Chief Risk Officer. He co-founded and served as President of Integrated Finance Limited, an advisory firm specializing in strategic risk management, asset management, and innovative pension solutions. He joined AIG from KeyCorp, where he was Vice Chairman, responsible for Key National Banking.

Mr. Hancock is a member of the International Advisory Board of BritishAmerican Business. In 2014, he received that organization’s Corporate Citizenship Award. He is a William Pitt Fellow of Pembroke College, Cambridge. Mr. Hancock was raised in Hong Kong and later attended Oxford University, where he earned his Bachelor of Arts degree in politics, philosophy, and economics.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.